Filed Pursuant to Rule 424(b)(3)
Registration No. 333-139978
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated March 13, 2007)
9,710,522 Common Units
Representing Limited Partner Interests
WILLIAMS PARTNERS L.P.

     This prospectus supplement supplements and amends the prospectus dated March 13, 2007. This prospectus supplement relates to the resale from time to time by certain unitholders of Williams Partners L.P. (the “Partnership”) of 9,710,522 common units. You should read this prospectus supplement together with the prospectus.
     This prospectus supplement is made to amend the table of selling unitholders in the prospectus to reflect the transfer by GPS Income Fund (Cayman) Ltd. of an aggregate of 230,974 Class B units representing limited partner interests in the Partnership to Royal Bank of Canada. The Class B units so transferred were subsequently converted into common units on a one-for-one basis. This prospectus supplement does not reflect current holdings of common units based on common units previously sold by the selling unitholders pursuant to the prospectus prior to the date hereof. The information appearing below updates and amends the information in the table under the heading “Selling Unitholders” in the prospectus.

	Total Number of
	Common Units	Percentage of
	that may be	Common Units
Selling Unitholder	sold(1)	Outstanding(2)

GPS Income Fund (Cayman) LTD	80,044	*

Royal Bank of Canada††	564,207	1.7

*	Percent of common units owned is less than 1%.

(††)	Affiliate of a broker-dealer.

(1)	Includes common units issued upon conversion of the Partnership’s outstanding Class B units on May 21, 2007.

(2)	Calculated based on 32,358,798 common units outstanding as of July 30, 2007.
     You should carefully review and consider the information under the headings “Forward-Looking Statements” beginning on page 44 and “Risk Factors” referred to on page 2 of the accompanying prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 30, 2007.